Exhibit 10.7

NPS Pharmaceuticals, Inc.

SEVERANCE PAY PLAN

1.     Introduction. The purpose of this NPS Pharmaceuticals, Inc. Severance Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible employees of the Company whose employment is subject to being involuntarily terminated (other than for Cause, death or permanent disability) or terminated for Good Reason following a Change in Control of the Company. This Plan replaces any prior severance or separation pay policies and/or practices of the Company with respect to employees eligible to participate in the Plan. This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan.

2.     Important Terms. To help you understand how this Plan works, it is important to know the following terms:

2.1     “Administrator” means the Company, acting through its Manager, Human Resources or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 7, but only to the extent of such delegation.

2.2     “Base Pay” means a Covered Employee’s regular straight-time salary.

2.3     “Board” means the Board of Directors of the Company.

2.4     “Cause” means (i) an act of material dishonesty by a Covered Employee in connection with the Covered Employee’s responsibilities as an employee, (ii) a Covered Employee’s conviction of, or plea of nolo contendere to, a felony, (iii) a Covered Employee’s gross misconduct in connection with the performance or failure of performance of a material component of the Covered Employee’s responsibilities as an employee, or (iv) a Covered Employee’s continued substantial violations of his or her employment duties after the Covered Employee has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Covered Employee has not substantially performed such duties.

2.5     “Change in Control” means (i) a dissolution or liquidation or sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise; (iv) a strategic corporate event, such as a merger or acquisition, where the Company is technically the surviving entity, but where other elements of a change in control are present, i.e. change in management team or board composition; (v) a transaction which the Board determines in its sole discretion to constitute a Change in Control of the Company; or (vi) any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged.

2.6     “Company” means NPS Pharmaceuticals, Inc., a Delaware corporation, and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.

2.7     “Covered Employee” means a regular full-time employee of the Company who is an officer, professional or other senior employee who has been designated by the Administrator to participate in the Plan. As of February 19, 2003 each such designated employee is shown on Appendix A hereto as a “Covered Employee.”

2.8     “Determination Period” means the time period, not to exceed twenty-four months, beginning on the date of the Change in Control and ending at the end of the time period set forth next to the Covered Employee’s name on Appendix A hereto.

2.9     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.10     “Good Reason” means Covered Employee’s voluntary resignation within such Covered Employee’s Determination Period and (i) within one-hundred eighty (180) days after a material reduction in Covered Employee’s title, authority, status or responsibilities relative to the Covered Employee’s title, authority, status or responsibilities in effect immediately prior to such reduction where such reduction was imposed without Cause, (ii) within ninety (90) days after a reduction in Covered Employee’s annualized Base Pay, without Covered Employee’s written consent; (iii) within twelve (12) months after the relocation of Covered Employee’s principal place of performing his or her duties as an employee of the Company by more than thirty (30) miles, without Covered Employee’s written consent; or (iv) within twelve (12) months after a Change in Control, including without limitation an event that qualifies as a strategic corporate event, which leads to circumstances where a Covered Employee’s job prospects are materially altered.

2.11     “Involuntary Termination” means a termination of employment of a Covered Employee under the circumstances described in Section 4.1.

2.12     “Plan” means the NPS Pharmaceuticals, Inc. Severance Pay Plan, as set forth in this document, and as hereafter amended from time to time.

2.13     “Severance Benefit” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 4.

2.14     “Severance Period” means the time period, not to exceed twenty-four months, beginning on the date of a Covered Employee’s termination of employment and ending at the end of the time period set forth next to the Covered Employee’s name on Appendix A hereto. As of February 19, 2003 the Severance Period for each Covered Employee is shown on attached Appendix A hereto.

3.     Eligibility for Severance Benefit. An individual is eligible for the Severance Benefit under the Plan, in the amount and for the duration set forth in Section 4, only if he or she is a Covered Employee on the date he or she experiences an Involuntary Termination.

4.     Severance Benefit.

4.1     Involuntary Termination Following a Change in Control. If at any time within the Determination Period for a Covered Employee following a Change in Control (i) such Covered Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates such Covered Employee’s employment for other than Cause, death or permanent disability, then such Covered Employee shall receive the following Severance Benefit from the Company:

4.1.1     Severance Benefit. During the Severance Period following the Covered Employee’s termination of employment, (i) the Covered Employee shall be paid continuing, periodic payments of severance pay (less applicable withholding taxes) at a rate equal to his or her rate of annual Base Pay, as in effect immediately prior to the date of Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies, or (ii) on mutual agreement of the Company and the Covered Employee, the Covered Employee shall be paid the aggregate of such payments of severance pay (computed as per paragraph 4.1.1 (i) above) in a lump sum single payment to be made within the first 90 days of said Covered Employee’s Severance Period. Payments shall note be terminated early or reduced in the event of death, disability or reemployment of the Covered Employee prior to receipt of the full amount of the required Severance Benefit.

4.1.2     Continued Medical Benefits. If Covered Employee, and any spouse and/or dependents of Covered Employee (“Family Members”) has medical and dental coverage on the date of Covered Employee’s termination of employment under a group health plan sponsored by the Company, the Company will reimburse Covered Employee for the total applicable premium cost for medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”) for Covered Employee and his Family Members during the full term of the Severance Period (to the extent COBRA coverage lasts for the full term); provided, that the Company shall have no obligation to reimburse Covered Employee for the premium cost of COBRA coverage beginning on or after the date Covered Employee and his Family Members first become eligible to obtain comparable benefits from a subsequent employer.

4.1.3     Stock Option Accelerated Vesting and Extended Exercise Period. Provisions for acceleration of vesting upon a Change in Control as defined above are found in the Company’s Employee Stock Option Plans in effect on February 19, 2003 and options previously granted thereunder and then outstanding. Those Stock Option Plans and Options also provide for an extended time for exercise of such Options upon an Involuntary Termination initiated by the Covered Employee or a termination initiated by the Company in either case upon a Change in Control for Company employees generally and for Covered Employees in particular.

4.2     Release. As a condition to receiving Severance Benefits under this Plan, each Covered Employee will be required to sign a waiver and release of all claims arising out of his or her Involuntary Termination and employment with the Company and its subsidiaries and affiliates, in a form satisfactory to the General Counsel of the Company.

5.     Vacation Days. Any unused vacation pay accrued as of a Covered Employee’s date of Involuntary Termination will be paid at the time the Covered Employee receives his or her first Severance Benefit. No Covered Employee may use any accrued but unused vacation pay to extend his or her Involuntary Termination date or to postpone or delay the start of his or her Severance Period.

6.     Withholding. The Company will withhold from any Severance Benefit all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

7.     Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that this authority does not apply with respect to (a) the Company’s power to amend or terminate the Plan or (b) any action that could reasonably be expected to increase significantly the cost of the Plan is subject to the prior approval of the senior officer of NPS Pharmaceuticals, Inc. The Administrator may delegate in writing to any other person all or any portion of his or her authority or responsibility with respect to the Plan.

8.     Eligibility to Participate. The Administrator will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The senior officer of NPS Pharmaceuticals, Inc. will act upon any matters pertaining specifically to the benefit or eligibility of the Administrator under the Plan.

9.     Amendment or Termination. The Company reserves the right to amend or modify the Plan at any time, without advance notice to any Covered Employee. Notwithstanding the preceding, no amendment or modification of the Plan shall impair the rights of any Covered Employee, unless mutually agreed otherwise between the Covered Employee and the Company, which agreement must be in writing and signed by the Covered Employee and the Company. The Plan will automatically terminate on March 31, 2008 unless the Company determines otherwise; provided, however, if there are any outstanding Determination Period or Severance Period on March 31, 2008, then the Plan will remain in effect until all Severance Benefits have been paid with respect to any such Determination Periods and Severance Periods. The Company shall not have the power to terminate the Plan prior to March 31, 2008 without the consent of the affected Covered Employees.

10.     Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.

11.     Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review pertinent documents and to submit issues and comments in writing. The Administrator will provide written notice of his or her decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay.

12.     Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

13.    Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

14.     No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause.

15.     Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of Utah.

16.     Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

17.     Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

18.     Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

19.     Additional Information.

Plan Name:	NPS Pharmaceuticals, Inc. Severance Pay Plan

Plan Sponsor:	NPS Pharmaceuticals, Inc. 420 Chipeta Way Salt Lake City, Utah 84108

Identification Numbers:	EIN: 87-0439579 PLAN: 501

Plan Year:	Calendar year

Plan Administrator:	NPS Pharmaceuticals, Inc. Attention: Manager, Human Resources 420 Chipeta Way Salt Lake City, Utah 84108 (801) 583-4939

Agent for Service of Legal Process:	NPS Pharmaceuticals, Inc. Attention: General Counsel 420 Chipeta Way Salt Lake City, Utah 84108 (801) 583-4939

20.     Statement of ERISA Rights. As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a)     You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan’s annual report (IRS Form 5500). These documents are available for your review in the Company’s Human Resources Department.

(b)     You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 10 and 11 above.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please consult the Company’s Human Resources Department. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone director, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210.

21.     Execution.

In Witness Whereof, the Company, by its duly authorized officer, has executed this Plan on the date indicated below.

NPS PHARMACEUTICALS, INC.

By:
Title:
Date:

Appendix A

Employee Name	Determination Period	Severance Period
	(e.g., 24 months)	(e.g., 24 months)
	(e.g., 12 months)	(e.g., 24 months)